Exhibit 99.1

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE                           CONTACT:


Titanium Metals Corporation                      Joseph S. Compofelice
1999 Broadway, Suite 4300                        Chief Financial Officer
Denver, Colorado   80202                         281-423-3303

      DENVER, Aug. 1 -- Titanium Metals Corporation ("TIMET") (Nasdaq: TIMT) announced today that it has closed on a new $200 million, five-year secured revolving credit facility with a group of lenders led by Bankers Trust Company, as Administrative Agent, and Corestates Bank, N.A. and Sanwa Business Credit Corporation, as Co-Agents. The new facility replaces an existing $105 million secured facility with Congress Financial Corporation which was not scheduled to terminate until December 31, 1998. Borrowings under the new agreement, which are secured by substantially all of the Company's assets, will be available for general corporate purposes, including possible acquisitions, and the refinancing of the approximately $4 million of letters of credit outstanding under the prior facility. Borrowings under the new facility bear interest at an initial rate of 50 basis points over U.S. LIBOR.

      TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.